Vertex Energy, Inc. 8-K

Exhibit 99.1

VERTEX ENERGY, INC. ANNOUNCES SUCCESSFUL COMPLETION OF PILOT TEST

-Pilot Test Validates Process To Produce High-Purity Base Oil from Used Motor Oil Feedstock-

HOUSTON, TX., January 10, 2020 -- Vertex Energy, Inc. (NASDAQ: VTNR, “Vertex” or the “Company”), a leading specialty refiner and marketer of high-quality hydrocarbon products, today announced that it has successfully completed a pilot test program required to proceed with Phase Two of its planned joint venture partnership with San Francisco-based investment firm Tensile Capital (“Tensile”).

As first announced on July 31, 2019, Vertex and Tensile entered into a definitive joint venture agreement to accelerate the full development of the Company’s Ohio-based Heartland base oil refinery, subject to a successful pilot test designed to validate a process by which used motor oil is converted into high purity base oil.

In December 2019, the pilot test was successfully completed. Following the positive test results, Vertex and Tensile have recently commenced a formal review process and are negotiating final documentation relating to the planned Phase Two of the joint venture. While Vertex anticipates moving forward with Phase Two in the next few weeks, there can be no assurance that the parties will agree on final transaction terms or that Phase Two will proceed as planned.

About Vertex Energy

Houston-based Vertex Energy, Inc. (NASDAQ: VTNR) is a specialty refiner of alternative feedstocks and marketer of high-purity petroleum products. Vertex is one of the largest processors of used motor oil in the U.S., with operations located in Houston and Port Arthur (TX), Marrero (LA) and Heartland (OH). Vertex also co-owns a facility, Myrtle Grove, located on a 41-acre industrial complex along the Gulf Coast in Belle Chasse, LA, with existing hydro-processing and plant infrastructure assets that include nine million gallons of storage. The Company has built a reputation as a key supplier of Group II+ and Group III base oils to the lubricant manufacturing industry throughout North America.

Cautionary Statement Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “hopes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Investor/Media Contact

Noel Ryan, IRC

720.778.2415

IR@vertexenergy.com